UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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TLC VISION CORPORATION
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE MICHAEL R. HENDERSON CATHY WILLIS
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On April 4, 2008, Dr. Stephen Joffe, Michael R. Henderson and Cathy Willis (the “Joffe Group”) issued the press release set forth below.

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Media:                                                                           Investors:

William Armstrong                                                      Rob Swadosh and Art Gormley
The Dilenschneider Group                                         The Dilenschneider Group
212-922-0900                                                                  212-922-0900

For Immediate Release

DR. STEPHEN N. JOFFE FILES PRELIMINARY PROXY MATERIALS TO ELECT THREE NOMINEES TO TLC VISION’S BOARD OF DIRECTORS

Industry Pioneer Proposes Slate of Highly Qualified Nominees to Work Actively to Improve the Company’s Performance and Stock Price

CINCINNATI, OHIO (April 4, 2008) – Dr. Stephen N. Joffe, a private investor and laser vision correction industry pioneer, today filed preliminary proxy materials with the Securities and Exchange Commission in connection with the nomination of his slate of three highly-qualified and independent candidates (collectively, the “Joffe Group”) for election to the Board of Directors of TLC Vision Corporation (NasdaqGS:TLCV), at the Company's Annual Meeting of shareholders scheduled to be held June 10, 2008.  As previously disclosed, Dr. Joffe beneficially owns 5.0% of the outstanding common shares of TLC Vision.

TLC Vision operates approximately 80 refractive centers in the U.S. and Canada.  Its stock recently traded at a 52-week low of $0.96 per share, down from 52-week high of $6.10 per share.

Dr. Joffe believes that electing the Joffe Group to the Board of Directors presents the best means for TLC Vision’s shareholders to maximize the value of their common shares.  In the filing, the Joffe Group states: “Our nominees will work actively to improve the Company’s performance and stock price.  In addition, this election contest should send a strong message to the remaining incumbent directors that shareholders are not satisfied with the Company’s recent performance or the decisions made by the Board of Directors.”  The Joffe Group further believes that its nominees, if elected, “will bring to TLC Vision significant operational and corporate governance experience and will be in a position to have a positive impact on TLC Vision, bringing to Board deliberations a new voice and perspective of directors who are focused on maximizing shareholder value.”

The Joffe Group nominees include Michael R. Henderson, Cathy Willis and Dr. Joffe.

Dr. Joffe is the founder and past CEO of LCA-Vision, Inc., parent company of LasikPlus, TLC Vision’s largest competitor.  Dr. Joffe voluntarily ended his affiliation with Cincinnati-based LCA-Vision, Inc. (Nasdaq: LCAV) in early 2006.

Mr. Henderson also possesses significant refractive industry experience, having served as president and CEO of publicly traded Lasik Vision Corporation from 1996 to 2000.

Ms. Willis is a founder of Felton Willis, LLC, a market research firm that specializes in healthcare-related matters on behalf of both pharmaceutical and consumer products companies.  She also offers extensive corporate marketing experience, having served in key managerial positions at P&G.

"It is time to transform this underperforming franchise,” said Dr. Joffe.  “TLC Vision shareholders have earned the right to vote in favor of individuals who offer the hands-on experience, perspective and discipline required to fix the company’s broken business model, secure its financial footing and restore shareowner value.”

About Stephen N. Joffe

Stephen N. Joffe, MD, FACS, FCS (SA), FRCS, age 65, is past Chairman of the Board and Chief Executive Officer of LCA Vision.  He was the founder of the LCA Vision’s corporate predecessor, Laser Centers of America, Inc. and served as its Chairman of the Board and Chief Executive Officer from its formation in 1985 until its merger into LCA Vision in 1995.  In 1983, Stephen Joffe also founded and served as Chairman of Surgical Laser Technologies, Inc. until 1989.  He is presently the Chief Executive Officer of the Joffe Foundation, a non-profit charity and Co-Chairman of Joffe MediCenter, LLC, a healthcare services company. In addition, Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, an honor he has held since 1990.  He has held other medical faculty appointments at the Universities of London, Glasgow and Cincinnati and fellowships in the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.  He has published 170 articles in peer-reviewed and scientific journals and authored 35 chapters for medical books as well as written and edited several books on lasers and their application to medicine and surgery.

About Michael R. Henderson

Michael R. Henderson, age 45, serves as Chairman and Chief Executive Officer of Vancouver, British Columbia-based Moon World Resorts Inc. (MWR), a resort and real estate design company.  MWR is responsible for the concept design of what MWR expects to become the world’s largest, most exclusive, mega entertainment complexes currently slated for development in the Middle East’s Gulf region.  Prior to co-founding MWR, Mr. Henderson served as President and Chief Executive

Officer of Lasik Vision Corporation (LSK:TSXV).  Mr. Henderson began his career in the Lasik field as Vice President of Broadway Eye Surgery Center (BESC), an independent privately owned center which was one of the first companies to perform the Lasik procedure.  BESC evolved into Lasik Vision Corporation which was one of the first companies to adopt the “direct to consumer” marketing method for laser correction which was later adopted by current industry leader, LCA Vision, and other companies throughout the world.  While at Lasik Vision Corporation, Under Mr. Henderson’s leadership from 1997 to 2000, 31 clinics were opened and 28 began development.  During May 2000, Mr. Henderson lost a proxy battle at Lasik Vision Corporation started by the company’s co-founder.  Mr. Henderson left Lasik Vision Corporation, and the co-founder became Chairman of the Board, Chief Executive Officer and President.  Within 10 months after the new board of directors and management group took their positions with Lasik Vision Corporation, the company ceased being publicly traded  Prior to co-founding Lasik Vision Corporation, Mr. Henderson held many positions, including Divisional President for Western Canada, with Rentokil Initial Plc (RTO: LSE), one of the world’s largest service companies.

About Cathy Willis

Cathy Willis, age 52, has over 30 years of marketing and marketing research experience, both on the corporate side as a Brand Manager and Marketing Director and as co-founder of Felton Willis, LLC, a qualitative research and strategy development company.  Ms. Willis was a Marketing Director in Pharmaceuticals at Procter & Gamble, with direct responsibility for women’s health, GI and anti-infective products.  She also had extensive marketing experience at P&G developing targeted marketing programs for a range of consumer products such as diapers, feminine care, skin care, oral care and food/nutritional products.  In 1998, Ms. Willis co-founded Felton Willis, LLC.  The company offers full-service qualitative research to a range of blue-chip clients, including “Fortune 500” consumer product and pharmaceutical companies.  Her focus is primarily on all aspects of health care, both understanding the healthcare consumer and the key medical decision-makers -- MDs, nurses, and managed care professionals.  She is a graduate of Miami University with a degree in English/Journalism.

Additional Information

The Joffe Group filed a preliminary proxy statement with the Securities and Exchange Commission on April 4, 2008, containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the preliminary proxy statement (and, when it becomes available, the definitive proxy statement) because it contains important information. Detailed information relating to the Joffe Group, each member of whom may be deemed to be participants in the solicitation of proxies from Company shareholders, can be found in the preliminary proxy statement filed by the Joffe Group. The preliminary proxy statement and other relevant documents relating to the solicitation of proxies by the Joffe Group are, and the definitive proxy statement will be, available at no charge on the SEC's website at http://www.sec.gov. In addition, the Joffe Group will provide copies of the definitive proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Innisfree M&A Incorporated at its toll-free number:(888) 750-5834.

The following article was published by the Dow Jones News Service on March 25, 2008.  The Joffe Group is filing this Schedule 14A in the event the article is deemed to be solicitation material.  However, the filing of this Schedule 14A is not an admission by the Joffe Group that the article is solicitation material. The Joffe Group disclaims any responsibility for any statements made in the article other than those made by Dr. Joffe.

IN THE MONEY: If Only TLC Vision Did As Well As Tiger
1320 words
25 March 2008
01:02 PM
Dow Jones News Service
English
(c) 2008 Dow Jones & Company, Inc.

By Michael Rapoport
A Dow Jones Newswires Column

NEW YORK (Dow Jones)-- TLC Vision Corp.'s (TLCV) most famous fan is golfer Tiger Woods, who had the company's laser vision-correction surgery in 1999. In a video on TLC Vision's Web site, he says his vision is now 20-20 and he's "grateful for my TLC Laser Eye Centers experience."

If only the company could see as clearly as Woods does - or perform half as well.

TLC Vision has had major problems lately, recording losses for the past two quarters and seeing its stock plunge more than 80% since last June, to its current level of about a dollar a share. And while some of its problems may have been unavoidable, thanks to the slumping economy, TLC Vision hasn't helped itself with some bad decisions - especially a stock buyback it undertook last year that essentially wasted about $95 million and left the company with a ton of debt.

Now a major outside shareholder is assailing TLC Vision for its missteps and financial performance, and saying the company's management and board have been "myopic" in ignoring its problems. He may have a point.

"I'm really concerned time is running out for this company," said Dr. Stephen N. Joffe, the former chief executive of competitor LCA-Vision Inc. (LCAV), though he no longer has any ties to LCA. Joffe now holds 5% of TLC Vision and has put forth three candidates, including himself, for election to TLC's board.

TLC Vision defended itself in a statement, saying that the strategy it's pursuing is "the best way to maximize value for our shareholders" and that its business model is delivering same-store growth in procedures "well above industry levels and those of our competitors." The company declined further comment.

Thus far, however, it's hard to see any reason for optimism in TLC Vision's results. Not only has the company posted losses for the past two quarters, it badly missed Wall Street's consensus estimates in doing so. Operating cash flow has fallen with the losses and was only $1.5 million in the fourth quarter of 2007, versus $3 million in the year-ago period. Cash on hand has fallen each of the past three quarters and is now only $12.9 million.

Certainly the slumping economy has hurt - when times get tough, consumers' willingness to spend on discretionary items like laser eye surgery gets squeezed. TLC Vision has said that it expects its results to rebound in the current first quarter and that it's always been forthright that it expects its current business strategy to take time to bear fruit.

But Joffe says the economy is "a very, very poor excuse" for what's happened with TLC Vision. He sees deeper problems - bad decision-making combined with a blindly optimistic outlook and a lack of accountability.

The move that crystallizes Joffe's beef with TLC Vision is the ill-fated buyback, in which the company repurchased 20 million of its shares last June for $5.75 a share, or $115 million, roughly the shares' market value at the time.

TLC Vision says the buyback was a "recapitalization" allowing it to return "immediate value to shareholders." It was so confident it was making the right move that it borrowed much of the money it needed for the repurchases. At the time, CEO Jim Wachtman said TLC Vision's board and management believed that "the recent trading price range of TLC Vision's shares is not fully reflective of the company's business and future prospects."

Right idea, wrong direction. That $5.75 price has been falling ever since, thanks in large part to the company's faltering results, and the shares are trading Tuesday at around $1, a multi-year low. That means the $115 million worth of shares TLC Vision repurchased last June are worth $20 million now. As far as the company's finances are concerned, the other $95 million it spent might as well have gone up in smoke - and the company is still paying interest on the $85 million it borrowed in connection with the buyback.

To be sure, one of the beneficiaries of the buyback was Joffe himself, who sold more than 3.5 million shares back to the company and so avoided the losses that ensued on those shares. Before the buyback, Joffe was in negotiations to join TLC in a senior role, but those talks fell through; he says he still held onto more than a million shares thereafter "because I wrongly thought the company knew what it was doing" and has since rebuilt the size of his stake "because this company needs to be saved."

TLC Vision recently compounded its bad decision-making, in Joffe's view, when it agreed to pay much higher interest rates on its debt in order to get the debt covenants on its credit facility relaxed. The company estimates that move will cost it $1.7 million this year, consuming even more of its ebbing cash. (TLC Vision said in a recent regulatory filing that the interest rate it pays is "still in a reasonable range.")

TLC Vision's questionable decisions have been aggravated by the fact that its board seems set on entrenching itself. The credit agreement the company negotiated to borrow the money for the buyback contains an unusual poison pill, in which TLC Vision will default on its debt if an outside party buys 30% of the company or takes over a majority of the board. That's a heck of a disincentive for outside shareholders to take action; indeed, Joffe says it's the reason he's seeking only to have a minority slate elected to TLC Vision's board.

Joffe isn't the only one to express concerns about TLC Vision. Earlier this year, both Standard & Poor's and Moody's Investor Service made negative comments about the company's performance, and Moody's suggested its credit ratings, already well into junk-bond territory, could be downgraded further if conditions worsen.

Through it all - the losses, the stock tumble, the strain the additional debt has placed on the company - TLC Vision has maintained a pretty rosy outlook. In November, for instance, CEO Wachtman said the company's current business strategy, with a greater focus on appealing directly to consumers for procedures performed in the company's own laser eye centers rather than relying on doctors' referrals, "continues to gain traction." He also said TLC was "confident" its incentives would drive long-term shareholder value. Both echoed comments he made in August, before the company posted losses.

In response to Joffe's criticisms, TLC Vision wrote to him that the company is "showing significant progress in growing our businesses" and that the company remains "optimistic" about its direction and its future.

The showdown between Joffe and the company will come at its June 10 annual meeting, when shareholders choose between the company's directors and Joffe and his slate. No one knows what will happen, but it sure wouldn't hurt the company if that projected strong first-quarter performance came to pass.

(Michael Rapoport is one of four "In the Money" columnists who take a sophisticated look at the value of companies, and their securities, and explore unique trading strategies.)

    The Joffe Group neither sought nor obtained permission to use the foregoing article.

    The Joffe Group filed a preliminary proxy statement with the Securities and Exchange Commission on April 4, 2008, containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of the Company.

Investors and security holders of the Company are urged to read the preliminary proxy statement (and, when it becomes available, the definitive proxy statement) because it contains important information. Detailed information relating to the Joffe Group, each member of whom may be deemed to be participants in the solicitation of proxies from Company shareholders, can be found in the preliminary proxy statement filed by the Joffe Group. The preliminary proxy statement and other relevant documents relating to the solicitation of proxies by the Joffe Group are, and the definitive proxy statement will be, available at no charge on the SEC's website at http://www.sec.gov. In addition, the Joffe Group will provide copies of the definitive proxy statement and other relevant documents without charge upon request.  Requests for copies should be directed to Innisfree M&A Incorporated at its toll-free number:(888) 750-5834.